Exhibit 1
                              ARTICLES OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              FREDERICK BREWING CO.

        Frederick Brewing Co., a Maryland corporation, hereby certifies to the State Department of Assessment and Taxation of Maryland (the "Department") that the following Articles of Amendment hereby amend the Amended and Restated Articles of Incorporation (the "Articles") of Frederick Brewing Co. (the "Corporation"), as filed with the Department on March 24, 1992, as amended and restated on June 2, 1995 and as further amended on December 27, 1995.

        This amendment to the Articles of the Corporation was adopted by resolution of the Board of Directors of the Corporation on January 29, 1998 (the "Amendment"), which declared said Amendment advisable and directed it be submitted for consideration by the stockholders at the Annual Meeting of the Corporation. The Amendment was approved by the stockholders of the Corporation by the affirmative vote of more than two-thirds of all votes entitled to be cast thereon at such Annual Meeting of the Corporation duly called, noticed and held on May 14, 1998.

        As so approved, the second sentence of Article V of the Articles is hereby amended to read as follows:

        Pursuant to these Articles of Amendment, the total number of shares of capital stock which the Corporation has authority to issue is 20,000,000, of which 19,000,000 shall be common stock, $0.00004 par value per share (hereinafter the "Common Stock") and of which 1,000,000 shall be preferred stock, $0.01 par value per share (hereinafter the "Preferred Stock").

        WE, THE UNDERSIGNED, being the duly authorized President and Secretary of Frederick Brewing Co. for the purpose of amending the Articles of the Corporation pursuant to the Maryland General Corporation Law, do make these Articles of Amendment of the Articles of the Corporation, hereby acknowledging and certifying, under the penalties of perjury, that this is the act and deed of the Corporation and that, to the best of our knowledge, information and belief, the matters and the facts herein stated are true in all material respects, and accordingly, we have hereunto set our hands this 14th day of May, 1998.

                                                FREDERICK BREWING CO.

WITNESS:

/s/ Maribeth Visco                              /s/ Marjorie A. McGinnis
---------------------------------               --------------------------------
Maribeth Visco, Secretary                       Marjorie A. McGinnis, President